EXHIBIT (3)(1)(viii)

Ross Miller

Secretary of State

204 North Carson Street, Ste 1

Carson City, Nevada 89707-4299

(775) 684-5708

Website: www.nvsos.gov

FILED: 12:30 PM 11/21/2011

Document #: 20110824328-61

Entity #: E0315782007-3

CERTIFICATE OF AMENDMENT

TO

ARTICLES OF INCORPORATION

FOR

NEVADA PROFIT CORPORATIONS

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.

Name of Corporation:

Cannabis Science, Inc.

2.

The articles have been amended as follows (provide article numbers, if available):

Article 3 – Shares: The aggregate number of shares which the Corporation shall have authority to issue is nine hundred fifty-one million (951,000,000) shares to be designated respectively as “Common Stock,” “Class A Common Stock” and “Preferred Stock” divided as follows:

Common Stock (current class). The total number of authorized shares of Common Stock shall be eight hundred fifty million (850,000,000) shares, with the par value of $0.001 per share.

Class A Common Stock (new class). The total number of authorized shares of Class A Common Stock shall be one hundred million (100,000,000) shares, with the par value of $0.001 per share.

Preferred Stock. The total number of authorized shares of Preferred Stock shall be one million (1,000,000) shares, with the par value of $0.001 per share.

3.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 60.2%

4.

Effective date and time of filing (optional):

Date:

Time:

(must not be later than 90 days after the certificate is filed)

5.

Signature (Required):

 x

/s/ Robert Melamede

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State amend Profit-After Revised 8-31-11